SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELINE ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

88-0429856

(I.R.S. Employer Identification No.)

14 North Sixth Street, Suite 300

Stroudsburg, Pennsylvania 18370

(Address of Principal Executive Offices, and Zip Code)

CONSULTING AGREEMENTS

(Full title of plan)

The Corporation Trust Company of Nevada

6100 Neil Rd., Suite 500

Reno, NV 89511

(Name and address of agent for service)

(570) 517-0400

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	1,710,000	$0.05(1)	$85,500	$7.87

                        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 1,710,000 shares of common stock, $.001 par value, of ELine Entertainment Group, Inc. (the "Company") which have been issued as set forth herein to the following named persons:

NAME	NUMBER OF SHARES

Tom Quinn	230,000
Mark Matsock	230,000
Derrick Manteau	230,000
Josh Ader	230,000
Jason Cooper	230,000
Christopher Dieterich	100,000
Josh Ward	230,000
James Morse	230,000

On April 23, 2002, a series of Consulting Agreements for services were entered into with Tom Quinn (financial), Mark Matsock (internal operations), Derrick Manteau (business development), Josh Ader (general), Jim Morse (financial), Josh Ward (Web Site construction); Jason Cooper (financial and general) and Christopher Dieterich (legal), with the contracts collectively identified as the "Consulting Agreements".   The Company has been advised by the Consultants that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

The shares of common stock offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders").  The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to Eline.

The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions.  Eline will not receive proceeds from the sale of any of the Shares.  Eline is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus.  The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction.  To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares.  The Selling Shareholders may be de3emed to be an "underwriter" within the meaning of the 1933 Act.  Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

This Reoffer Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MR. TOM GAFFNEY, CHIEF EXECUTIVE OFFICER, 2901 E. Friess Drive, Phoenix, Arizona 85032. TELEPHONE NUMBER (602) 482-8444.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Notification of Change of Control of Registrant, filed April 1, 2002 and a second notice filed April 23, 2002; Quarterly Report on Form 10QSB, filed on March 22, 2002; Annual Report on Form 10KSB, filed on February 28, 2002, Quarterly Report on form 10QSB filed July 2, 2001; Quarterly Report on Form 10QSB filed June 19, 2001; Quarterly Report on Form 10QSB filed on March 9, 2001; Annual Report on form 10-KSB filed January 29, 2001; Notification of Reverse Split on Form 8-K filed August 8, 2000, and amendments thereto, Notification of Change of Control of Registrant and Acquisition of ELINE Music.com on Form 8-K filed August 24, 2000, and amendments thereto, Notification of Change of Certifying Account on Form 8-K filed January 9, 2001; and Registration Statement on Form 10SB12G filed on April 25, 2000. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities

The Company is authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the OTCBB, under symbol ELNE. The presently outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK  As of April 26, 2002, approximately 5,963,667 shares of Common Stock were outstanding, including those shares being registered in this statement.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in Section 1.06 of the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT:  The Company's registrar and transfer agent is Pacific Stock Transfer Company, 5844 S. Pecos Road #D, Las Vegas, NV 89120, 702-361-3033.

DISSENTERS' RIGHTS:  Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK  There are currently 5,000,000 shares authorized of Preferred stock. To date, none have been issued..

Item 5. Interests of Named Experts and Counsel.

Christopher Dieterich, a principal of Dieterich & Associates, is registering 100,000 shares which have been received in compensation for $5,000 of legal fees due for services.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The Shares were issued for advisory and legal services rendered.  These issuances were made in reliance on the exemption from the registration requirements of the 1933 Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

  5.1  -- Opinion of Dieterich & Associates as to the validity of the shares being registered.

23.1 -- Consent of Dieterich & Associates (included in Exhibit 5.1)

23.2 -- Consent of Rodefer, Moss & Co., PLLC

23.3 -- Consent of J.H. Cohn, LLP

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on April 29, 2002.

ELINE ENTERTAINMENT GROUP, INC. (Registrant)

By:

/s/ Tom Gaffney

Tom Gaffney, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Tom Gaffney

Tom Gaffney, CEO/Director

/s/ Curtis Hawk

Curtis Hawk, President/Director


Exhibit 5.1

                            DIETERICH & ASSOCIATES LETTERHEAD

May 9, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

    Re:  Eline Entertainment Group, Inc.

Ladies and Gentlemen:

    This office represents Eline Entertainment Group, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 1,710,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares").

    In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

    Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

    We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Very truly yours,

/s/ Christopher Dieterich

Dieterich & Associates

      Exhibit 23.1

    Included within Exhibit 5.1 (Opinion of Counsel)

      Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated February 22, 2002 accompanying the financial statements of Eline Entertainment Group, Inc., appearing in the Annual Report on Form 10-KSB, for the year ended October 31, 2001, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Rodefer, Moss & Co., PLLC

Knoxville, Tennessee

May 8, 2002

        Exhibit 23.3

    CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement on Form S-8 of Eline Entertainment Group, Inc. of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 15, 2001, on our audit of the statements of operations, changes in stockholders' deficiency and cash flows of Eline Entertainment Group, Inc. for the period from November 2, 1999 (date of inception) to October 31, 2000, which report is included in the Company's 2001 Annual Report on Form 10-KSB.

/s/ J.H. Cohn, LLP

Roseland, New Jersey

May 8, 2002